UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

Carriage Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This Amendment No. 1 (this “Amendment”) to the Definitive Proxy Statement on Schedule 14A filed by Carriage Services, Inc. with the U.S. Securities and Exchange Commission (“SEC”) on March 29, 2024 (the “Original Filing”) is being filed solely to correct calculations stated within the potential payment upon termination table, along with one footnote, which reflects the amount payable to our NEOs upon involuntary termination without cause within a corporate change period, as stated in the Executive Compensation section of the Original Filing. The revised table and footnote are below. No other changes have been made to the Original Filing nor do the errors appear in the copy of the definitive proxy statement sent to stockholders.

Executive Compensation

Potential Payments Upon Termination

The following table sets forth the amounts that would have been payable to certain of our NEOs upon the death, disability, involuntary termination without cause not within a corporate change period, or involuntary termination without cause within a corporate change period of the applicable NEO, had such scenarios occurred on December 31, 2023. Amounts reported with respect to equity-based awards are reported assuming the closing price of our Common Stock on December 31, 2023 of $25.01 per share.

Event	Melvin C. Payne(8)	Carlos R. Quezada	Steven D. Metzger	C. Benjamin Brink(9)	L. Kian Granmayeh	Paul Elliott	Shawn Phillips	Adeola Olaniyan(10)
Death or Disability
Base salary(1)	$—	$2,400,000	$1,800,000	$—	$1,104,167	$660,000	$660,000	$—
Target annual bonus(2)	—	1,000,000	750,000	—	500,000	180,000	180,000	—
Benefits continuation(3)	—	52,130	16,155	—	31,575	52,130	31,929	—
Equity awards(4)(5)	—	1,769,207	1,708,433	—	375,150	1,006,602	1,006,602	—

Total	$—	$5,221,337	$4,274,588	$—	$2,010,892	$1,898,732	$1,878,531	$—

Termination without cause (without a Corporate Change)
Cash severance(6)	$—	$2,600,000	$1,950,000	$—	$1,500,000	$900,000	$900,000	$—
Benefits continuation(3)	—	52,130	16,155	—	31,575	52,130	31,929	—
Equity awards(4)(5)	—	—	—	—	—	—	—	—

Total	$—	$2,652,130	$1,966,155	$—	$1,531,575	$952,130	$931,929	$—

Termination without cause (following a Corporate Change)
Cash severance(7)	$—	$5,400,000	$2,700,000	$—	$2,000,000	$1,080,000	$1,080,000	$—
Benefits continuation(3)	—	52,130	16,155	—	31,575	52,130	31,929	—
Equity awards(4)(5)	—	1,769,207	1,708,433	—	375,150	1,006,602	1,006,602	—

Total	$—	$7,221,337	$4,424,588	$—	$2,406,725	$2,138,732	$2,118,531	$—

(1)

Pursuant to the terms of employment agreements in effect on December 31, 2023, these amounts reflect NEO’s base salary payments, which are to be made in installments, through the end of the initial term or any then-existing renewal term in effect at the time of the NEO’s death or disability.

(2)

Reflects payment of annual bonus pursuant to the terms of employment agreements in effect on December 31, 2023. These amounts represent 100% of the target bonus payout due to the assumption that such NEOs’ employment terminated on the last day of the year.

(3)	Amounts reflect estimated cost of benefits continuation for 18 months pursuant to the terms of employment agreements in effect on December 31, 2023.
(4)

Reflects accelerated vesting of stock options, restricted stock and performance-based awards pursuant to the terms of employment agreements in effect on December 31, 2023 upon death, disability, involuntary termination without cause not within a corporate change period, or involuntary termination without cause within a corporate change period.

(5)

At December 31, 2023, we had satisfied certain performance criteria for the first three target payouts (20%, 25% and 30% CAGR targets) of our 2020 performance-based stock awards. As such, the amount of performance-based shares issuable at the 30% CAGR target was included in the calculation and upon a triggering event shall be paid within 60 days following the end of any of applicable performance period.

(6)

Amounts reflect cash severance payable under the terms of employment agreements in effect on December 31, 2023, which represents two years base salary continuation and a pro-rated target annual bonus for the year in which the termination occurs. These amounts represent 100% of the target bonus payout due to the assumption that such NEOs’ employment terminated on the last day of the year.

46  Carriage Services

Executive Compensation

(7)

Amounts reflect cash severance payable under the terms of employment agreements in effect on December 31, 2023. In connection with Mr. Quezada’s promotion to CEO effective June 21, 2023, Mr. Quezada’s employment agreement was amended to include a lump sum equal to three times the sum of (i) Mr. Quezada’s base salary in effect on the Termination Date (or as of the date of the Corporate Change, if higher), and (ii) his target annual bonus. For all of our other NEOs, the amount represents a lump sum equal to two times the sum of, (i) each NEO’s base salary in effect on the Termination Date (or as of the date of the Corporate Change, if higher), and (ii) the NEO’s target annual bonus.

(8)

Mr. Payne resigned from his position as CEO on June 21, 2023 and was appointed by the Board as Executive Chairman, effective on that same date. On February 21, 2024, Mr. Payne ceased serving as Executive Chairmen of the Board and began serving as a special advisor to the Board and senior management of the Company in a consulting role. In connection with his resignation, we entered into a Transition Agreement with Mr. Payne that sets forth the terms of his severance payments, which was filed on Form 8-K on February 22, 2024. Accordingly, we have excluded calculating any potential payments upon termination for Mr. Payne as he is no longer employed by the Company.

(9)

Mr. Brink resigned from his position as Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer) effective January 2, 2023. In connection with his resignation, we entered into a Release and Separation Agreement with Mr. Brink that sets forth the terms of his severance payments, which provided for, (i) a one-time payment; (ii) the continuation of certain salary payments to Mr. Brink for twenty-four months following January 2, 2023; and (iii) a grant of Company stock. Accordingly, we have excluded calculating any potential payments upon termination for Mr. Brink as he is no longer employed by the Company.

(10)	Ms. Olaniyan does not have an employment agreement with the Company.

Employment Agreements

As previously discussed, each of our NEOs have employment agreements (the “Agreements”) with terms of three years, with the exception of Mr. Brink, who resigned from his position as an employee and entered into a separation agreement with the Company and Mr. Payne who entered into a Transition Agreement with the Company as of February 22, 2024, which terminated his prior employment agreement with the Company, each as more fully discussed below. In addition, Ms. Olaniyan does not have an employment agreement with the Company. Pursuant to the Agreements, each NEO agreed to certain non-competition provisions and other restrictive covenants, during the term of his or her employment and for a period of time thereafter. The Agreements supersede any prior agreements entered into by the Company and any of the NEOs. The Agreements for all of the NEOs are identical, except as noted above.

The Agreements establish, among other things, (a) a minimum base salary, (b) a target annual bonus (expressed as a percentage of base salary), and (c) post-termination payments due in certain scenarios. For a description of the post-termination benefits provided for under the Agreements see “Executive Compensation-Potential Payments Upon Termination,” further discussed herein. The Company believes it is in the best interest of shareholders to ensure the executive leadership team have employment agreements which align with the Company’s goal of driving performance and creating long-term shareholder value.

Long-Term Incentive Plan Awards

Pursuant to the terms of our 2017 Plan, except as otherwise provided in an award agreement, upon a change of control, as defined by the 2017 Plan, all then-outstanding awards shall immediately vest and be settled in accordance with the 2017 Plan. This immediate vesting shall not occur in the event a replacement award, as defined by the 2017 Plan, is issued to a participant in connection with a change of control. In the event a replacement award is issued to a participant and a subsequent qualifying termination, as defined by the 2017 Plan, occurs within the one-year period following a change of control, all replacement awards held by the participant shall become fully vested and free of restrictions in accordance with the 2017 Plan.

Separation Agreement with Mr. Brink

Mr. Brink resigned from his position as the Company’s Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer) effective January 2, 2023. In connection with his resignation, Mr. Brink and the Company entered into a separation and release agreement (the “Separation Agreement”) which provided for, among other things, (i) the continuation of Mr. Brink’s base salary for fifty-two (52) bi-weekly pay periods; (ii) a one-time payment; and (iii) a grant of 30,000 shares of Carriage’s common stock. Under the terms of the Separation Agreement, Mr. Brink retained all vested equity awards and all unvested equity awards were cancelled as of January 2, 2023, for which he has no right or claim.

2024 Proxy Statement  47